EXHIBIT 10.1

OFFER LETTER TO EXECUTIVE OFFICER

June 22, 2012

Stefan K.F. Schwabe, MD, Ph.D.

Dear Stefan,

On behalf of Supernus Pharmaceuticals, Inc. (“the Company”), I am pleased to offer you the regular, full-time position as Executive Vice President R&D, Chief Medical Officer reporting to Jack Khattar who is our President & CEO. This letter supercedes the offer letter to you dated June 12, 2012, and replaces it in its entirety.  This position will be based at the Company’s headquarters in Rockville, MD.   We look forward to having you join Supernus Pharmaceuticals, Inc. on a mutually agreed upon date on or about July 9, 2012.   The terms of your employment are as follows:

Compensation:   Your base compensation will be $320,000.00 annually, paid in accordance with the Company’s regular payroll schedule, which is presently twice per month.  Your position is classified as “exempt” under the Fair Labor Standards Act and therefore you are not eligible to receive overtime.  Performance reviews will be conducted periodically on an annual basis, and depending upon the results of those reviews, you may be eligible for future increases in your compensation.

Bonus Plan:  You will be eligible to participate in the Company Bonus Plan.  Based on your job level, and contingent upon both employee and company performance, you will be eligible for an annual target bonus of 25% of your annual salary, prorated for the first year.

Maryland Residence Allowance:  The Company will reimburse you for reasonable expenses directly related to your travel and residence rental expenses in the Rockville, MD area, up to a maximum of $20,000.00 annually for the first two years, and up to a maximum of $15,000.00 annually for the next three years, not to exceed $85,000.00 over the course of your full time employment.  In addition, the Company will reimburse you for an initial trip to the Rockville, MD area to search for an apartment, which will include up to two (2) weeks of hotel expenses.

Benefits:  Provided you remain employed in full-time regular status, you will be eligible for participation in the Company employee benefit plans, which include group medical, dental, short and long-term disability, life insurance, 401(k), and flexible spending.   You will be granted four weeks (20 days) of vacation annually, prorated for the first year.  You will also be granted 2 days of floating holidays per year. You will be eligible to accrue up to 10 days of sick leave per year (prorated for the first year), which will have a rolling accumulation of up to 180 days of sick leave throughout your career at Supernus.

Equity: After joining Supernus Pharmaceuticals, we will recommend to the Board of Directors that you be granted 95,000 options that vest over 4 years to purchase ordinary shares of Supernus common stock, subject to future adjustments including stock splits, under the then-applicable stock plan.

Employment at Will:  Since continued employment is based upon mutual satisfaction and reward, this offer should not be construed as a contract for any fixed period.  Rather, you will be employed in an “at will” status, which means that you or the Company may terminate your employment at any time for any reason, with or without notice.

Terms and Understandings:  Not withstanding anything in this letter to the contrary, this offer of employment is contingent upon, a satisfactory completion of your background check and criminal history report must be completed.  Your acceptance below indicates that you will review and comply with Company rules and regulations, particularly those relating to safety and confidentiality.  As a condition of employment, you will be required to complete an Employee Proprietary Information and Invention Agreement with the Company (see enclosed document), which prohibits any employee from accepting other consulting work or other outside work that the Company feels is in a conflict of interest to the work performed at Supernus.

Acceptance:  Please sign two copies of this offer letter to indicate your acceptance and agreement with the terms of employment.  Return one executed copy back to the Company and retain the other copy for your records.

I trust that you will find this offer an attractive one, and we look forward to having you join Supernus Pharmaceuticals, Inc.  We look forward to having your decision by no later than COB today, June 22, 2012. Please contact me at 301-838-2659 or by email at jclifford@supernus.com with any questions.

Sincerely,

Julie M. Clifford, SPHR

Director, Human Resources

I have read and agree with the terms of employment as set forth above.

/s/ Stefan K.F. Schwabe	June 22, 2012
Stefan K.F. Schwabe, MD, Ph.D.	Date